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                                                                      Exhibit 21

                              LIST OF SUBSIDIARIES


Cooperative Holdings, Inc.:

1. Cooperative Communications, Inc., a New Jersey corporation, d/b/a CPV Communications, Inc., in certain other states.
2.  Eastern Computer Services, L.L.C., a New Jersey limited liability company.

Cooperative Communications, Inc.:

1.  KDR Communications, Inc., a Pennsylvania corporation.
2.  CPV Communications, Inc., a New York corporation.